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                                                                    EXHIBIT 99.1


                                  PRESS RELEASE


Contact:    Rod V. Schlosser
            Executive Vice President and CFO
            102 South Court Street
            Florence, AL 35630
            (256) 718-4206



                            FIRST SOUTHERN ANNOUNCES
                             SECOND QUARTER RESULTS


Florence, Alabama (August 15, 2002) - - First Southern Bancshares, Inc., (the "Company"), the holding company for First Southern Bank (the "Bank"), reported a net loss of $241,000, or $.19 per diluted share, for the second quarter ended June 30, 2002, as compared to a net loss of $1,430,000, or $1.14 per diluted share, for the second quarter of 2001. The Company reported a net loss of $728,000, or $.58 per diluted share, for the six months ended June 30, 2002, as compared to a net loss of $1,779,000, or $1.41 per diluted share, for the six months ended June 30, 2001.

"Although we are not satisfied with a loss in the second quarter, we are encouraged by the improvement in our earnings and anticipate continued improvement for the remainder of 2002 and 2003. New management's focus is on returning the Bank to core profitability and remaining in compliance with the terms of the Consent Order issued by the Bank's regulators," said Jack Johnson, First Southern's President and Chief Executive Officer. "After the sale of our Rogersville and Regency Mall branches to Bank Independent, which is currently scheduled to close in September, the Bank's Tier 1 capital ratio is projected to be in excess of 8%, which will exceed the 7% requirement imposed by the Consent Order. Also, we are proud to report that we have reduced classified (problem) assets, as defined by the Consent Order, to less than $20 million in July which is in compliance with the August 31, 2002, deadline imposed by the Consent Order. The Bank's loan loss reserve continues to be maintained at a level in excess of the regulatory requirement. We believe that with a strong capital base, continued improvement in asset quality and our dedicated group of employees, First Southern will return to profitability and achieve long-term growth in the community."



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The Company's  pre-tax loss for the second quarter of 2002 improved $2.1 million as compared to the second quarter of 2001 primarily as the result of a $2 million decrease in the provision for loan loss. A $245,000 decrease in net interest income on a much smaller earning asset base was more than offset by a $238,000 increase in noninterest income and a $90,000 decrease in noninterest expense.

The Company's pre-tax loss for the six months ended June 30, 2002, improved $2.2 million as compared to the six months ended June 30, 2001, as the result of a $2.6 million decrease in the provision for loan loss, a $261,000 increase in noninterest income and a $97,000 decrease in noninterest expense. These factors were partially offset by an $820,000 decrease in net interest income. The decrease in net interest income was primarily the result of a $35.1 million decrease in average interest earning assets and a 44 basis point decrease in the net interest margin.

For a complete analysis of the Company's results of operations for the quarter and six months ended June 30, 2002 and 2001, please refer to Form 10-QSB as filed with the Securities and Exchange Commission on August 14, 2002.

The Company is headquartered in Florence, Alabama, and the Bank operates five full-service offices in Lauderdale and Colbert counties in Northwest Alabama.


THIS PRESS RELEASE MAY CONTAIN "FORWARD-LOOKING STATEMENTS" AS DEFINED UNDER THE FEDERAL SECURITIES LAWS. THESE FORWARD-LOOKING STATEMENTS ARE SUBJECT TO NUMEROUS ASSUMPTIONS, RISKS AND UNCERTAINTIES BECAUSE OF THE POSSIBILITY OF CHANGES IN UNDERLYING FACTORS AND ASSUMPTIONS. ACTUAL RESULTS COULD DIFFER MATERIALLY FROM THOSE CONTAINED IN OR IMPLIED BY SUCH FORWARD-LOOKING STATEMENTS FOR A VARIETY OF FACTORS INCLUDING: THE ABILITY OF THE BANK TO COMPLY WITH THE REGULATORY REQUIREMENTS AND AGREEMENTS APPLICABLE TO IT; SHARP AND RAPID CHANGES IN INTEREST RATES; SIGNIFICANT CHANGES IN THE ECONOMIC SCENARIO FROM THE CURRENT ANTICIPATED SCENARIO WHICH COULD MATERIALLY CHANGE ANTICIPATED CREDIT QUALITY TRENDS AND THE ABILITY TO GENERATE LOANS; SIGNIFICANT DELAY IN OR INABILITY TO EXECUTE STRATEGIC INITIATIVES DESIGNED TO INCREASE CAPITAL, REDUCE NON-PERFORMING LOANS AND CLASSIFIED ASSETS, GROW REVENUES AND CONTROL EXPENSES; AND SIGNIFICANT CHANGES IN ACCOUNTING, TAX OR REGULATORY PRACTICES OR REQUIREMENTS. BECAUSE OF THE RISKS AND UNCERTAINTIES INHERENT IN FORWARD-LOOKING STATEMENTS, READERS ARE CAUTIONED NOT TO PLACE UNDUE RELIANCE ON THEM, WHETHER INCLUDED IN THIS PRESS RELEASE OR MADE ELSEWHERE FROM TIME TO TIME BY THE COMPANY OR ON ITS BEHALF. THE COMPANY ASSUMES NO OBLIGATION TO UPDATE ANY FORWARD-LOOKING STATEMENTS.